Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of January 18, 2017, between

Fidelity Management & Research Company

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date	Annual Sub-Advisory Fee Rate (bp)
Fidelity Hereford Street Trust	Fidelity Flex Government Money Market Fund	Money Market	1/18/2017	12.50
Fidelity Municipal Trust	Fidelity Flex Conservative Income Municipal Bond Fund	Fixed-Income	7/20/2017	15.00
Fidelity Salem Street Trust	Fidelity Flex Conservative Income Bond Fund	Fixed-Income	3/8/2018	0.15
Fidelity Salem Street Trust	Fidelity Flex Inflation-Protected Bond Index Fund	Fixed-Income	1/18/2017	2.50
Fidelity Salem Street Trust	Fidelity Flex Short-Term Treasury Bond Index Fund	Fixed-Income	1/18/2017	2.50
Fidelity Salem Street Trust	Fidelity Flex U.S. Bond Index Fund	Fixed-Income	1/18/2017	2.50

Agreed and Accepted as of July 23, 2018

Fidelity Management & Research Company	FMR Investment Management (UK) Limited

By: /s/Harris G. Komishane	By: /s/Mark D. Flaherty
Name: Harris G. Komishane	Name: Mark D. Flaherty
Title: Treasurer	Title: Director